Exhibit 99

Eaton Reports Third Quarter Earnings Per Share of $1.14

Exceeds Guidance Due to Improved Productivity and Lower Costs

Cash From Operations in Third Quarter of $471 Million

CLEVELAND--(BUSINESS WIRE)--October 19, 2009--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.14 for the third quarter of 2009, a decrease of 39 percent from net income per share of $1.87 in the third quarter of 2008. Sales in the quarter were $3.0 billion, 26 percent below the same period in 2008. Net income was $193 million compared to $315 million in 2008, a decrease of 39 percent.

Net income in both periods included charges related to the integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the third quarter of 2009 were $1.21 versus $1.95 in 2008, a decrease of 38 percent.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We are pleased with our third quarter results, which significantly exceeded our guidance. The results reflect the impact of the substantial enterprise-wide reductions in costs we have enacted during the past year. Our revenues in the third quarter grew 4 percent over the second quarter, reflecting equally the very early stages of recovery in our end markets and benefit from the strengthening of currencies against the dollar.

“The sales decline of 26 percent in the quarter consisted of a 23 percent decline in core sales and a 3 percent decline from exchange rates compared to the third quarter of 2008,” said Cutler. “Our end markets declined by 24 percent in the quarter.

“Our margin performance in the third quarter was much improved, with our segment operating margin rebounding to 10.9 percent from 8.2 percent in the second quarter,” said Cutler. “We realized significant improvements in the margins of our Electrical Rest of World, Truck, and Automotive segments.

“Our operating cash flow in the third quarter was $471 million and free cash flow was $431 million,” said Cutler. “In the last four quarters, operating cash flow totaled $1.6 billion – the highest we have ever had in a four quarter period. This strong cash flow has allowed us to pay down debt and improve our liquidity, as has been our plan.

“As we look at our end markets, we expect the economic recovery we are beginning to experience in our early cycle markets will continue,” said Cutler. “For the full year, we still believe our end markets will decline by 21 to 22 percent.

“We anticipate fourth quarter net income per share will be between $1.00 and $1.10 and operating earnings per share, which exclude charges to integrate our recent acquisitions, will be between $1.15 and $1.25,” said Cutler. “Accordingly, for the full year, we anticipate that net income per share will be between $2.05 and $2.15, and operating earnings per share will be between $2.40 and $2.50.”

Business Segment Results

Third quarter sales for the Electrical Americas segment were $843 million, down 20 percent compared to 2008. Operating profits in the third quarter were $142 million. Operating profits before acquisition integration charges of $1 million were $143 million, down 15 percent from results in 2008.

“End markets for our Electrical Americas segment declined 20 percent during the third quarter,” said Cutler. “Activity levels in our engineering service business continue to be robust and we are starting to see orders improve in the residential electrical and single-phase power quality markets, but we expect further declines in the non-residential electrical market.

“We were particularly pleased with our 17.0 percent margin in the Electrical Americas segment,” said Cutler. “This represents a new quarterly record for the segment and demonstrates the strength and end market breadth of our franchise.”

Sales for the Electrical Rest of World segment were $646 million, a decline of 28 percent compared to the third quarter of 2008. The sales decline was comprised of a 5 percent decline due to foreign currency and a 23 percent decline in core sales.

The segment reported operating profits of $45 million. Excluding acquisition integration charges of $12 million during the quarter, operating profits totaled $57 million, down 46 percent compared to the third quarter of 2008.

“The European markets posted a decline of 26 percent during the quarter,” said Cutler. “Asian markets declined 9 percent during the third quarter, a significant improvement from the 15 percent decline in the second quarter.

“Our margin of 8.8 percent in the quarter represented a marked improvement over the segment’s second quarter margin of 4.4 percent,” said Cutler.

“During the quarter, we acquired the remaining 50 percent of Micro Innovation, a Swiss-based automation company,” said Cutler. “We believe this will prove to be a valuable addition to our industrial controls business.”

In the Hydraulics segment, third quarter sales were $418 million, down 34 percent from the third quarter of 2008. Hydraulics markets in the third quarter declined 40 percent compared to the same period in 2008, with U.S. markets down 45 percent and non-U.S. markets down 34 percent.

Operating profits in the third quarter were $18 million. Operating profits before acquisition integration charges of $2 million were $20 million, down 72 percent compared to a year earlier.

“Global hydraulics markets showed virtually no improvement in the third quarter,” said Cutler. “We do not expect the fourth quarter to be any better, and as a result, expect that for the full-year the global hydraulics markets are likely to decline by 35 percent.”

The Aerospace segment posted third quarter sales of $394 million, a decrease of 16 percent from the third quarter of 2008. Aerospace markets in the third quarter are estimated to have declined 14 percent. Non-U.S. markets declined 19 percent, while U.S. markets declined 11 percent.

Operating profits in the third quarter were $57 million. Excluding acquisition integration charges of $4 million, operating profits were $61 million, a decrease of 23 percent from the third quarter of 2008.

“Given the late-cycle nature of aerospace markets, volumes declined in our Aerospace business in the third quarter,” said Cutler. “We anticipate that volumes are likely to remain under pressure in the fourth quarter.”

The Truck segment posted sales of $401 million in the third quarter, down 35 percent compared to 2008. Truck markets in the third quarter were down 31 percent, with U.S. markets down 43 percent and non-U.S. markets down 17 percent. Operating profits were $25 million, down 74 percent versus 2008.

“Orders in the NAFTA Class 8 truck market are improving marginally,” said Cutler. “Other truck markets are expected to be broadly flat over the balance of the year.

“The improvement in margins in Truck was notable, as our third quarter margin improved to 6.2 percent versus a negative margin of (.9) percent in the second quarter,” said Cutler.

The Automotive segment posted third quarter sales of $326 million, down 27 percent from the third quarter of 2008. Automotive unit production in the third quarter declined 17 percent, with North American production down 21 percent and production outside the U.S. down 15 percent compared to the third quarter of 2008.

Operating profits in the third quarter were $23 million, up 21 percent compared to the third quarter of 2008.

“Global automotive production improved in the third quarter, to a large extent as a result of the governmental stimulus programs,” said Cutler. “We were pleased with the 7.1 percent margin we earned in Automotive in the third quarter, representing a major improvement over the negative (7.0) percent margin in the second quarter.”

Eaton Corporation is a diversified power management company with 2008 sales of $15.4 billion. Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 70,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via the microphone on the right side of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the Web site prior to the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning the fourth quarter 2009 and full year 2009 net income per share and operating earnings per share, and the performance of our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions, divestitures, and joint ventures; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and nine months ended September 30, 2009 and 2008 are available on the company’s Web site, www.eaton.com.

EATON CORPORATION
COMPARATIVE FINANCIAL SUMMARY

	Three months ended		Nine months ended
(Millions except for per share data)	September 30		September 30
	2009	2008	2009	2008
Continuing operations
Net sales	$3,028	$4,114	$8,742	$11,889
Income before income taxes	166	357	133	1,004
Income after income taxes	$194	$318	$173	$902
Income from discontinued operations				3
Net income	194	318	173	905
Adjustment of net income for noncontrolling interests	(1)	(3)	(1)	(10)
Net income attributable to Eaton	$193	$315	$172	$895

Net income per Common Share attributable to
Eaton Common Shareholders
Assuming dilution
Continuing operations	$1.14	$1.87	$1.02	$5.55
Discontinued operations				.02
	$1.14	$1.87	$1.02	$5.57
Average number of Common Shares outstanding -
assuming dilution	169.2	168.4	168.2	160.8

Basic
Continuing operations	$1.16	$1.90	$1.03	$5.63
Discontinued operations				.02
	$1.16	$1.90	$1.03	$5.65
Average number of Common Shares outstanding - basic	167.0	166.2	166.9	158.4

Cash dividends paid per Common Share	$.50	$.50	$1.50	$1.50

Reconciliation of net income attributable to
Eaton to operating earnings
Net income attributable to Eaton	$193	$315	$172	$895
Excluding acquisition integration charges (after-tax)	12	14	36	34
Operating earnings	$205	$329	$208	$929

Net income per Common Share attributable to
Eaton Common Shareholders - assuming dilution	$1.14	$1.87	$1.02	$5.57
Per share impact of acquisition integration charges (after-tax)	.07	.08	.21	.21
Operating earnings per Common Share	$1.21	$1.95	$1.23	$5.78

See accompanying notes.

EATON CORPORATION
STATEMENTS OF CONSOLIDATED INCOME

	Three months ended		Nine months ended
(Millions except for per share data)	September 30		September 30
	2009	2008	2009	2008
Net sales	$3,028	$4,114	$8,742	$11,889

Cost of products sold	2,178	2,964	6,541	8,565
Selling & administrative expense	553	659	1,665	1,915
Research & development expense	99	117	292	317
Interest expense-net	38	37	116	119
Other (income) expense-net	(6)	(20)	(5)	(31)
Income from continuing operations before income taxes	166	357	133	1,004
Income taxes (benefits)	(28)	39	(40)	102
Income from continuing operations	194	318	173	902
Income from discontinued operations				3
Net income	194	318	173	905
Adjustment of net income for noncontrolling interests	(1)	(3)	(1)	(10)
Net income attributable to Eaton	$193	$315	$172	$895

Net income per Common Share attributable to
Eaton Common Shareholders
Assuming dilution
Continuing operations	$1.14	$1.87	$1.02	$5.55
Discontinued operations				.02
	$1.14	$1.87	$1.02	$5.57
Average number of Common Shares outstanding -
assuming dilution	169.2	168.4	168.2	160.8

Basic
Continuing operations	$1.16	$1.90	$1.03	$5.63
Discontinued operations				.02
	$1.16	$1.90	$1.03	$5.65
Average number of Common Shares outstanding - basic	167.0	166.2	166.9	158.4

Cash dividends paid per Common Share	$.50	$.50	$1.50	$1.50

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended		Nine months ended
(Millions)	September 30		September 30
	2009	2008	2009	2008
Net sales
Electrical Americas	$843	$1,048	$2,583	$2,987
Electrical Rest of World	646	893	1,785	2,197
Hydraulics	418	638	1,273	1,990
Aerospace	394	469	1,221	1,365
Truck	401	620	1,014	1,812
Automotive	326	446	866	1,538
	$3,028	$4,114	$8,742	$11,889

Operating profit (loss)
Electrical Americas	$142	$167	$392	$467
Electrical Rest of World	45	92	55	202
Hydraulics	18	71	38	241
Aerospace	57	75	198	207
Truck	25	95	(12)	274
Automotive	23	18	(42)	115

Corporate
Amortization of intangible assets	(42)	(42)	(126)	(109)
Interest expense-net	(38)	(37)	(116)	(119)
Pension & other postretirement benefits expense	(36)	(36)	(175)	(109)
Stock option expense	(7)	(7)	(20)	(22)
Other corporate expense-net	(21)	(39)	(59)	(143)
Income from continuing operations before income taxes	166	357	133	1,004
Income taxes (benefits)	(28)	39	(40)	102
Income from continuing operations	194	318	173	902
Income from discontinued operations				3
Net income	194	318	173	905
Adjustment of net income for noncontrolling interests	(1)	(3)	(1)	(10)
Net income attributable to Eaton	$193	$315	$172	$895

See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Millions)	2009	2008

Current assets
Cash	$192	$188
Short-term investments	473	342
Accounts receivable	2,047	2,295
Inventories	1,359	1,554
Deferred income taxes & other current assets	517	416
Total current assets	4,588	4,795

Property, plant & equipment-net	2,528	2,639
Goodwill	5,482	5,232
Other intangible assets	2,492	2,518
Deferred income taxes & other assets	1,405	1,471
Total assets	$16,495	$16,655

Current liabilities
Short-term debt	$106	$812
Current portion of long-term debt	286	269
Accounts payable	1,033	1,121
Accrued compensation	305	297
Other current liabilities	1,283	1,246
Total current liabilities	3,013	3,745

Long-term debt	3,391	3,190
Pension liabilities	1,374	1,650
Other postretirement benefits liabilities	616	703
Other long-term liabilities & deferred income taxes	1,094	1,002

Equity
Eaton shareholders' equity	6,961	6,317
Noncontrolling interests	46	48
Total equity	7,007	6,365
Total liabilities & equity	$16,495	$16,655

See accompanying notes.

EATON CORPORATION

NOTES TO THE THIRD QUARTER 2009 EARNINGS RELEASE

Millions of dollars unless indicated otherwise (per share data assume dilution)

Acquisitions of Businesses

In 2009 and 2008, Eaton acquired certain businesses and entered into joint ventures in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of these transactions follows:

Acquired business	Date of acquisition	Business segment	Annual sales
Micro Innovation Holding AG	September 1,	Electrical	$33 for 2008
A Switzerland-based manufacturer of human	2009	Rest of
machine interfaces, programmable logic		World
controllers and input/output devices.
Eaton acquired the remaining 50% of the
shares to increase its ownership from 50%
to 100%.

SEG Middle East Power Solutions & Switchboard Manufacture LLC	July 6, 2009	Electrical Rest of	$10 for 2008
A joint venture to manufacture low voltage		World
switchboards and control panel assemblies
for use in the Middle East power generation
and industrial markets

Integ Holding Limited	October 2,	Hydraulics	$52 for 2007
The parent company of Integrated Hydraulics	2008
Ltd., a U.K.-based manufacturer of screw-in
cartridge valves, custom-engineered hydraulic
valves and manifold systems

Nittan Global Tech Co. Ltd.	Operational	Automotive	New joint
A joint venture to manage the global design,	October 1,		venture
manufacture and supply of engine valves and	2008
valve actuation products to Japanese and
Korean automobile and engine manufacturers.
In addition, during the second half of 2008,
several related manufacturing joint ventures
were established.

Engine Valves business of Kirloskar Oil Engines Ltd.	July 31, 2008	Automotive	$5 for 2007
An India-based designer, manufacturer and
distributor of intake and exhaust valves for diesel
and gasoline engines

PK Electronics	July 31, 2008	Electrical	$9 for 2007
A Belgium-based distributor and service provider		Rest of
of single and three-phase uninterruptible		World
power supply (UPS) systems

The Moeller Group	April 4, 2008	Electrical	€1.02 billion for
A Germany-based supplier of electrical		Rest of	2007
components for commercial and residential		World
building applications and industrial controls for
industrial equipment applications

Balmen Electronic, S.L.	March 31,	Electrical	$6 for 2007
A Spain-based distributor and service provider	2008	Rest of
of uninterruptible power supply (UPS) systems		World

Phoenixtec Power Company Ltd.	February 26,	Electrical	$515 for 2007
A Taiwan-based manufacturer of single and	2008	Rest of
three-phase uninterruptible power supply (UPS)		World
systems

Acquisition Integration Charges

In 2009 and 2008, Eaton incurred charges related to the integration of acquired businesses. These charges, which consisted of plant consolidations and integration, were recognized as expense as incurred. A summary of these charges follows:

	Three months ended September 30
	Acquisition						Operating profit
	integration				Operating profit		excluding acquisition
	charges				as reported		integration charges
	2009		2008		2009	2008	2009	2008
Electrical Americas	$	1	$	1	$142	$167	$143	$168
Electrical Rest of World		12		13	45	92	57	105
Hydraulics		2		1	18	71	20	72
Aerospace		4		4	57	75	61	79
Truck					25	95	25	95
Automotive				1	23	18	23	19
Corporate				1
	$	19	$	21	$310	$518	$329	$538
After-tax charges	$	12	$	14
Per Common Share	$	.07	$	.08
	Nine months ended September 30
	Acquisition						Operating profit (loss)
	integration				Operating profit (loss)		excluding acquisition
	charges				as reported		integration charges
	2009		2008		2009	2008	2009	2008
Electrical Americas	$	4	$	2	$392	$467	$396	$469
Electrical Rest of World		38		22	55	202	93	224
Hydraulics		3		4	38	241	41	245
Aerospace		9		17	198	207	207	224
Truck					(12)	274	(12)	274
Automotive		1		3	(42)	115	(41)	118
Corporate				3
	$	55	$	51	$629	$1,506	$684	$1,554
After-tax charges	$	36	$	34
Per Common Share	$	.21	$	.21

Charges in 2009 were related primarily to the integration of the following acquisitions: Integrated Hydraulics, Kirloskar, Moeller, Phoenixtec and Argo-Tech. Charges in 2008 were related primarily to the integration of the following acquisitions: Moeller, Phoenixtec, the MGE small systems UPS business, Argo-Tech, Synflex, PerkinElmer and Cobham. The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Workforce Reduction Charges

Eaton took significant actions in 2008 and 2009 to reduce the workforce in response to the severe economic downturn. The reductions in 2008 and 2009 total approximately 15% of the full-time workforce. These actions resulted in the recognition of pretax charges for severance and pension and other postretirement benefits expense of $22 in the third quarter of 2009 and $156 in the first nine months of 2009. These pretax charges included $31 related to pension and other postretirement benefits expenses attributable to the settlements and curtailments recognized in the second quarter of 2009, as described below. The workforce reduction charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Pension and Other Postretirement Benefits

Due to limitations imposed by the Pension Protection Act on pension lump sum distributions, Eaton’s U.S. Qualified Pension Plan became restricted in the second quarter of 2009 from making 100% lump sum payments. As a result, the plan experienced a significant increase in lump sum payments in the second quarter before the limitation went into effect, resulting in pension settlement expense of $51 recognized in the second quarter of 2009. This expense was included in Pension & other postretirement benefits expense in Business Segment Information.

As a result of the workforce reduction in 2009, curtailment expense of $14 related to U.S. pension and other postretirement benefits plans was recognized in the second quarter of 2009. The curtailment expense includes recognition of the change in the projected benefit obligation or accumulated post retirement benefit obligation, as well as recognition of a portion of the unrecognized prior service cost. This expense was included in Pension & other postretirement benefits expense in Business Segment Information.

As a result of the curtailment related to the U.S. pension and other postretirement benefit plans, liabilities related to these plans were remeasured in the second quarter of 2009. The curtailment and remeasurement resulted in a $283 reduction of liabilities ($205 for pensions and $78 for other postretirement benefits plans) with a corresponding reduction of Accumulated other comprehensive losses in Eaton shareholders’ equity ($182 after-tax consisting of $134 for pensions and $48 for other postretirement benefits).

Business Segment Reporting - Other Corporate Expense-net

Other corporate expense-net of $21 for the third quarter of 2009 and $59 for the first nine months of 2009 decreased from $39 and $143 for the same periods in 2008 primarily due to the amortization of purchase price accounting adjustments related to the fair value of inventories of businesses acquired in 2008, principally Moeller, and lower corporate expenses.

Income Taxes

During the third quarter and the first nine months of 2009, income tax benefits of $28 and $40 were recognized (a tax benefit rate of 17.0% for the third quarter and 30.5% for the first nine months of 2009) compared to income tax expense of $39 and $102 for the third quarter and the first nine months of 2008, respectively (10.9% and 10.1% effective tax rates). During the quarter, the favorable impact of several foreign audit settlements and a foreign tax law change was offset by a change in value of foreign deferred tax assets.

Reconciliation of Financial Measures

This earnings release discloses operating earnings, operating earnings per Common Share, and operating profit (loss) before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

CONTACT:
Eaton Corporation
Kelly Jasko, 216-523-5304
kellymjasko@eaton.com
or
William Hartman, 216-523-4501